Exhibit 10.1

MUTUAL RELEASE AGREEMENT FROM

ACQUISITION AGREEMENT DATED FEBRUARY 3, 2005

MUTUAL RELEASE AGREEMENT (this “Release”), dated as of October 10, 2005, by and between Intelligent Energy Holdings Plc, a company registered in England and Wales having its principal place of business at 42 Brook Street, Mayfair, London W1K 5DB, Great Britain (the “Company”), and Dickie Walker Marine, Inc., a Delaware corporation having its principal place of business at 1405 South Coast Highway, Oceanside, California 92054 (“Parent”).

WHEREAS, the Company and the Parent entered into an Acquisition Agreement dated February 3, 2005, as amended May 9, 2005, and July 8, 2005 (the “Acquisition Agreement”), pursuant to which the Parent agreed to make an offer for the entire share capital of the Company (the “Proposed Acquisition”);

WHEREAS, the Company has been subject to various events that have delayed the parties’ ability to complete the Proposed Acquisition within the timeframe initially anticipated;

WHEREAS, the Company no longer believes the support necessary to complete the Proposed Acquisition exists among its securityholders;

WHEREAS, the Company and the Parent each desire to allow each other to pursue alternate business opportunities that may better serve the respective companies; and

WHEREAS, the Company and the Parent now desire, subject to and contingent upon the consent of the shareholders of the Company and full performance of the Settlement Payment (as defined below), to release fully, finally and amicably all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ and other legal fees and costs actually incurred) of any nature whatsoever in law, equity or otherwise, known or unknown, suspected or unsuspected, fixed or contingent, whether assertable affirmatively, as defenses, counterclaims, set-offs or otherwise (each a “Claim,” and collectively “Claims”) between and among them with respect to the Acquisition Agreement and all other matters between and among them, and to avoid future disputes with respect thereto.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows. All capitalized terms used in this Release and not otherwise defined herein shall have the meanings ascribed to them in the Acquisition Agreement.

1.1 MUTUAL CONSENT TO TERMINATION. The Company and the Parent hereby mutually consent to the termination of the Acquisition Agreement, pursuant to Section 7.1(a) of the Acquisition Agreement (“the Termination”), contingent upon and subject to the satisfaction of the covenants contained herein.

(a) Company Shareholder Consent. The provisions of this Release shall be conditional on the passing of a resolution by a majority of the shareholders of the Company approving its terms at the Emergency General Meeting of the Company to be held on or about 31 October 2005 (“the Company Shareholder Consent”).

(b) Settlement Payment. In consideration of the increased time and expense invested in the Proposed Acquisition by the Parent due to unanticipated delays, including the delay related to the re-audit of the Company’s financial statements, the Company hereby agrees to pay the Parent an amount of Five Hundred Thousand Dollars ($500,000.00) (the “Settlement Payment”). The Company

must effect and fully transfer the Settlement Payment no later 5:00 p.m. PST on the day 2 Business Days from the receipt of Company Shareholder Consent (the “Expiration Date”). The Company shall transfer the Settlement Payment to the Parent by causing a wire transfer to be effected in the amount of the Settlement Payment in accordance with the following wire instructions:

Bank:	NORTHERN TRUST BANK OF CALIFORNIA
ABA #:	122242173
A/C #:	90301617
A/C Name:	Dickie Walker Marine Promo

(c) Mutual General Release. Upon the date of the full performance of the Settlement Payment, other than the duties and obligations created by this Release, the Company fully and completely releases and discharges the Parent, and the Parent fully and completely releases and discharges the Company (the Parent and the Company together for purposes of this Section 1.1, the “Released Parties”), from any and all Claims, causes of action, demands or liability of any and every character, known or unknown, contingent or matured, that either of the Released Parties may have had against the other that relate to or arise from the subject matter of the Proposed Acquisition and any action, event or non-event arising out of or related thereto, including, but not limited, to the Acquisition Agreement, any related waivers or consents, or this Release (collectively, the “Released Matters”). Further, upon the date of the full performance of the Settlement Payment, the Company hereby agrees not to initiate a lawsuit or bring a Claim of any kind against the Parent and the Parent hereby agrees not to initiate a lawsuit or bring a Claim of any kind against the Company, in any court, or otherwise, relating to the Released Matters, including, but not limited to, any claim under any common law, whether in law or equity, or federal, state or local statute, ordinance or rule of law. The term “Released Parties” shall also include all persons and entities who are claimed to have acted at the direction of, on behalf of, in concert or collusion with, or whose liability is otherwise derivative of, any one or more of the Released Parties as to the Released Matters.

(d) Waiver of California Civil Code Section 1542. Section 1542 of the California Civil Code provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

As to the Claims that are released by Section 1.1(b), each of the parties waives all rights under this statute, and any similar statute, law or policy.

(e) Covenant Regarding Assignment. Each of the Released Parties represent and warrant to each other that each is the sole and lawful owner of all right, title and interest in and to every claim and other matter which each purports to release herein, and that they have not heretofore assigned or transferred, or purported to assign or transfer, to any person, firm, association, corporation or other entity, any right, title or interest in any such claim or other matter. In the event that such representation is false, and any such Claim or matter is asserted against any party released hereunder (and/or the successor of such party) by any party or entity who is the assignee or transferee of such Claim or matter, then the party hereto who assigned or transferred such claim or matter shall fully indemnify, defend and hold harmless the party against whom such Claim or matter is asserted (and its successors) from and against such Claim or matter and from all actual costs, fees, expenses, liabilities and damages which that party (and/or its successors) incurs as a result of the assertion of such Claim or matter.

(f) Agreement to Stand Still. From the date of this Release until the earliest to occur of (i) the date of the Settlement Payment, (ii) the Expiration Date, or (iii) a petition being presented or order being made for the winding up of the Company or the appointment of a liquidator or provisional liquidator of the Company or the granting of an administration order in relation to the Company, the Company hereby agrees not to initiate a lawsuit or bring a Claim of any kind against the Parent and the Parent hereby agrees not to initiate a lawsuit or bring a Claim of any kind against the Company, in any court, or otherwise, relating to or arising from the subject matter of the Proposed Acquisition and any action, event or non-event arising out of or related thereto, including, but not limited, to the Acquisition Agreement, any related waivers or consents, or this Release, including, but not limited to, any claim under any common law, whether in law or equity, or federal, state or local statute, ordinance or rule of law.

(g) Withdrawal of Form S-4. The Parent hereby agrees to withdraw the Registration Statement on Form S-4 (File No. 333-124778) filed with the Securities and Exchange Commission on May 10, 2005, within five (5) days of the date of this Release.

(h) Public Announcements. The parties agree to make an announcement, in a form to be reasonably agreed to by the parties, with respect to this Release and its effect as soon as practicable after execution of this Release. Neither the Company, its affiliates, successors or assigns, on the one hand, nor the Parent, its affiliates, successors or assigns, on the other hand, shall, at any time publish, cause to be published or do anything that publicly defames, disparages, or impugns the good will or business reputation of the other party or its officers directors, representatives, partners, or employees, or publicly defames, disparages, or impugns the other party’s relationship with existing or potential representatives, employees, contractors, investors or the financial community in general. Notwithstanding the foregoing, either party may make statements of fact and of previously disclosed public information in regards to the Proposed Acquisition. Notwithstanding the foregoing, either party may report facts known by it which the party has a legal duty to report to any appropriate national, federal, territorial, state or local governmental authority or self-regulatory organization, or in documents filed with any court in response to legal actions against the party. The provisions of this section 1.1(h) shall terminate on the earlier of the termination of this Release or three (3) years from the date hereof.

(i) Reasonable Efforts. Company, on the one hand, and Parent, on the other hand, agree to continue to use reasonable efforts to take, or cause to be taken, all other actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all other things reasonably necessary, proper or advisable to effect the Settlement Payment and satisfy the terms of this Release in the most expeditious manner practicable, including but not limited to (i) the obtaining of all other necessary actions or nonactions, waivers, consents and approvals from any national, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission or tribunal or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing, whether in the United States, the United Kingdom, or elsewhere (collectively referred to as “Governmental Entities”) and the making of all other necessary registrations and filings (including other filings with Governmental Entities, if any), (ii) the obtaining of all necessary consents, approvals or waivers from shareholders, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Release.

(j) Access to Information; Notification. Upon the request of the Parent, the Company shall provide the Parent telephonic or e-mail updates regarding the status of the Company’s processing, timing and transfer the Settlement Payment. In addition, the Company shall provide to the Parent timely notice of the filing of a complaint in a court having jurisdiction over the Company and this Release seeking disapproval of, or of the issuance of any court order or other decree by a Governmental

Entity disapproving of, the validity of the Release or of the Company’s right or ability to fulfill its obligations hereunder.

1.2 EFFECT OF RELEASE ON TERMS OF ACQUISITION AGREEMENT

(a) Suspension of Terms of Acquisition Agreement. From the date of this Release through the date of the Settlement Payment, the Company and the Parent shall treat the Acquisition Agreement as terminated and shall not be obligated or otherwise subject to any liability under the terms of the Acquisition Agreement, except for those terms which survive as set forth in Section 8.2 of the Acquisition Agreement.

(b) Completion of the Settlement Payment. Upon completion of the Settlement Payment prior to the Expiration Date, the Acquisition Agreement shall be officially terminated pursuant to Section 7.1(a) of the Acquisition Agreement and the terms of this Release.

(c) Preservation of Rights. If the Company does not complete the Settlement Payment prior to the Expiration Date, or upon a petition being presented or order being made for the winding up of the Company or the appointment of a liquidator or provisional liquidator of the Company or the granting of an administration order in relation to the Company, the Company and the Parent shall each have the rights under the Acquisition Agreement each such party shall have had as of the date of this Release, notwithstanding the applicability of any provision of Section 7 of the Acquisition Agreement regarding termination, and this Release shall terminate

1.3 MISCELLANEOUS

(a) Authorization; Enforcement.

(i) The Company has the requisite corporate power and authority to enter into this Release and otherwise to carry out its obligations hereunder. The execution and delivery of this Release by the Company have been duly authorized by all necessary action on the part of the Company. This Release has been (or upon delivery will be) duly executed by the Company and is, or when delivered in accordance with the terms hereof, will constitute, the valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

(ii) The Parent has the requisite corporate power and authority to enter into this Release and otherwise to carry out its obligations hereunder. The execution and delivery of this Release by the Parent have been duly authorized by all necessary action on the part of the Parent. This Release has been (or upon delivery will be) duly executed by the Parent and is, or when delivered in accordance with the terms hereof, will constitute, the valid and binding obligation of the Parent enforceable against the Parent in accordance with its terms.

(iii) The execution, delivery and performance of the Release by the Company, including the Settlement Payment contemplated thereby, do not and will not conflict with or violate any provision of the Company’s memorandum or articles of association, or other organizational or charter documents.

(iv) To the knowledge of the Company, the execution, delivery and performance of the Release by the Company, including the Settlement Payment contemplated thereby, do not and will not (i) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any lien upon any of the properties or assets of the Company, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company debt or otherwise) or other understanding to which the Company is a party or by which any property or asset of the Company is bound or affected, or (ii) subject to the receipt of any required approvals from Governmental Entities, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject, or by which any property or asset of the Company is bound or affected; except in the case of each of clauses (i) and (ii), such as could not have or reasonably be expected to result in a Material Adverse Effect.

(b) Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given:

If to the Company, to:

Intelligent Energy Holdings Plc

42 Brook Street

Mayfair

London W1K 5DB

Great Britain

Facsimile: 44 (0) 20 7958 9269

Telephone: 44 (0) 20 7958 9033

Attention: Mark Lawson-Statham, Ph.D.

with a copy to:

Kirkpatrick & Lockhart Nicholson Graham LLP

10100 Santa Monica Boulevard

Seventh Floor

Los Angeles, CA 90067

Facsimile: (310) 552-5001

Telephone: (310) 552-5000

Attention: Thomas J. Poletti, Esq.

If to Parent, to:

Dickie Walker Marine, Inc.

1405 South Coast Highway

Oceanside, California 92054

Facsimile: (760) 450-0386

Telephone: (760) 450-0360

Attention: Gerald W. Montiel

with a copy to:

Cynthia Smith, Esq.

1660 Lincoln Street

Suite 1700

Denver, CO 80264

Facsimile: (303) 832-4884

Telephone: (303) 832-5115

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be deemed to be properly delivered, given and received: (i) when delivered by hand; (ii) on the day sent by facsimile, provided that the sender has received confirmation of transmission as of or prior to 5:00 p.m. local time of the recipient, on such day; (iii) the first business day after sent by facsimile (to the extent that (a) the sender has received confirmation of transmission after 5:00 p.m. local time of the recipient on the day sent by facsimile or (b) notice is sent on a day that is not a business day); or (iv) the third business day after sent by registered mail or by courier or express delivery service. For purposes of this Release, a “business day” is any day of the year on which banking institutions in San Francisco and London are open to the public for conducting business and are not required or authorized to close.

(c) Successors and Assigns; Parties in Interest. The provisions of this Release shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Release without the written consent of the other parties hereto. Except as expressly set forth herein, nothing in this Release, express or implied, is intended to or shall confer upon any person not a party hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Release, including to confer third party beneficiary rights.

(d) Governing Law; Enforcement. This Release shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the conflict of laws principles thereof. Each of the parties hereto, (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware and Federal District Court for the District of Delaware in the event a dispute arises out of this Release or any transaction contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) waives any right to trial by jury with respect to any action related to or arising out of this Release or any agreement or transaction contemplated hereby.

(e) Counterparts; Effectiveness; Interpretation. This Release may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Release shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. When a reference is made in this Release to a Section, such reference shall be to a Section of this Release unless otherwise indicated. The headings contained in this Release are for reference purposes only and shall not affect in any way the meaning or interpretation of this Release. Whenever the words “include”, “includes” or “including” are used in this Release, they shall be deemed to be followed by the words “without limitation”.

(f) Entire Agreement. The Company and the Parent each represents and acknowledges that, in executing this Release, it has not relied upon any representation or statement not made herein with regard to the subject matter of this Release. This Release constitutes the entire agreement among the parties hereto regarding the mutual consent of the parties to the Termination and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof; provided, however, this Release supersedes the Acquisition

Agreement only to the extent set forth above. This Release may not be modified except by a writing signed by all of the Parties.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have duly executed this Release as of the date first written above.

INTELLIGENT ENERGY HOLDINGS PLC		DICKIE WALKER MARINE, INC.

By:	/s/ David Blewden	By:	/s/ Gerald Montiel
	David Blewden		Gerald Montiel
	Director		President and Chief Executive Officer